EXHIBIT 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST	Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE

CONTACT:	Cheryl K. Ramagano	November 12, 2003
Vice President & Treasurer

UNIVERSAL HEALTH REALTY INCOME TRUST

UPDATES THIRD QUARTER RESULTS REFLECTING

CHANGES DUE TO THE DEFERRAL OF FASB STATEMENT 150

KING OF PRUSSIA, PA- Universal Health Realty Income Trust (NYSE:UHT) today released updated financial results for the three and nine month periods ended September 30, 2003 solely due to the Financial Accounting Standard Board’s (“FASB”) October 29, 2003 announcement that certain provisions of Statement of Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“FASB 150”), related to the accounting for minority interest of consolidated subsidiaries with finite lives, will be indefinitely deferred. In the Trust’s October 16, 2003 press release announcing earnings for the three and nine month periods ended September 30, 2003, the Trust had recorded a charge of $54,000, for the cumulative effect of an accounting change related to this provision of FASB 150.

Due to the revised accounting treatment, the Trust has revised its earnings for the three and nine month periods ended September 30, 2003 to eliminate this $54,000 charge. Accordingly, the Trust is now reporting net income and earning per diluted share of $5,347,000 and $.45, respectively, for the three month period ended September 30, 2003 and $16,332,000 and $1.39, respectively, for the nine month period ended September 30, 2003. Funds from operations (“FFO”) and FFO per diluted share remained unchanged at $7,423,000 and $0.63, respectively, for the three month period ended September 30, 2003 and $22,307,000 and $1.89, respectively, for the nine month period ended September 30, 2003.

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, behavioral healthcare facilities, rehabilitation hospitals, sub-acute care facilities, surgery centers, childcare centers and medical office buildings. The Trust has forty-four investments in fifteen states.

Funds from operations (“FFO”), is a widely recognized measure of REIT performance. Although FFO is a non-GAAP (generally accepted accounting principles) financial measure, the Trust believes that information regarding FFO is helpful to shareholders and potential investors.

The Trust computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Trust. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP, as an indication of the Trust’s financial performance or to be an alternative to cash flow from operating activities determined in accordance with GAAP, as a measure of the Trust’s liquidity, nor is it indicative of funds available for the Trust’s cash needs, including its ability to make cash distributions to shareholders.

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Universal Health Realty Income Trust

Statements of Income

For the Three and Nine Months Ended September 30, 2003 and 2002

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Base rental—UHS facilities	$3,185	$3,253	$9,621	$9,759
Base rental, tenant reimbursements and other—Non-related parties	2,754	2,781	8,164	8,538
Bonus rental—UHS facilities	1,104	1,043	3,469	3,070

	7,043	7,077	21,254	21,367

Expenses:
Depreciation & amortization	1,145	1,108	3,387	3,324
Interest expense	664	583	1,839	1,819
Advisory fees to UHS	388	350	1,100	1,036
Other operating expenses	828	815	2,474	2,427
(Gain)/loss on derivatives	(46)	36	33	43

	2,979	2,892	8,833	8,649

Income before equity in limited liability companies (“LLCs”) and cumulative effect of change in accounting principle	4,064	4,185	12,421	12,718

Equity in income of LLCs (including gain on sale of real property of $365 in first quarter of 2003 and $1,179 in first quarter of 2002)	1,283	919	3,911	3,843

Net income	$5,293	$5,104	$16,278	$16,561

Net income per share—Basic	$0.45	$0.44	$1.39	$1.42

Net income per share—Diluted	$0.45	$0.43	$1.38	$1.41

Weighted average number of shares outstanding—(Basic)	11,713	11,690	11,707	11,685
Weighted average number of share equivalents	70	70	67	62

Weighted average number of shares and equivalents—(Diluted)	11,783	11,760	11,774	11,747

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net income	$5,347	$5,104	$16,332	$16,561
Plus: Depreciation expense:
Consolidated investments	1,101	1,094	3,303	3,284
Unconsolidated affiliates	1,021	941	3,004	2,753
Less: Gain on LLC’s sale of real property	0	0	(365)	(1,179)
(Gain)/loss on derivatives	(46)	36	33	43

Funds from operations (FFO)	$7,423	$7,175	$22,307	$21,462

Funds from operations (FFO) per share—Basic	$0.63	$0.61	$1.91	$1.84

Funds from operations (FFO) per share—Diluted	$0.63	$0.61	$1.89	$1.83

Dividend paid per share	$0.490	$0.480	$1.465	$1.435

Universal Health Realty Income Trust

Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	September 30, 2003	December 31, 2002
Assets:

Real Estate Investments:
Buildings and improvements	$160,059	$159,767
Accumulated depreciation	(51,113)	(47,810)

	108,946	111,957
Land	22,929	22,929

Net Real Estate Investments	131,875	134,886

Investments in limited liability companies (“LLCs”)	60,364	48,314

Other Assets:
Cash	755	598
Bonus rent receivable from UHS	1,103	1,101
Rent receivable from non-related parties	99	137
Deferred charges and other assets, net	571	81

Total Assets	$194,767	$185,117

Liabilities and Shareholders’ Equity:

Liabilities:
Bank borrowings	$40,218	$30,493
Accrued interest	323	282
Accrued expenses and other liabilities	1,891	1,761
Fair value of derivative instrument	2,711	3,233
Tenant reserves, escrows, deposits and prepaid rents	475	446
Minority interest	46	40

Total Liabilities	45,664	36,255

Shareholders’ Equity:
Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none outstanding	—	—
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2003—11,718,585; 2002—11,698,163	117	117
Capital in excess of par value	185,280	184,772
Cumulative net income	212,990	196,658
Accumulated other comprehensive loss	(2,479)	(3,033)
Cumulative dividends	(246,805)	(229,652)

Total Shareholders’ Equity	149,103	148,862

Total Liabilities and Shareholders’ Equity	$194,767	$185,117